Exhibit 99.1

FOR IMMEDIATE RELEASE

LA QUINTA HOLDINGS INC. REPORTS FIRST QUARTER 2017 RESULTS

 RevPAR Increased 2.8 percent; Company Grew Franchise and Other Fee Based Revenue 8.0 Percent

IRVING, Texas (May 3, 2017) – La Quinta Holdings Inc. (“La Quinta” or the “Company”) (NYSE: LQ) today reported results for the quarter ended March 31, 2017.

First Quarter 2017 Highlights

•	Grew system-wide comparable RevPAR 2.8 percent and increased franchise and other fee-based revenue 8.0 percent

•	Accelerated market share growth for the third consecutive quarter

•	Realized a positive contribution from properties located in the STR-defined “oil tracts”, which added 24 basis points to system-wide comparable RevPAR results

•	Opened nine franchised hotels, totaling approximately 800 rooms, including the Company’s 9th location in Mexico

•

Increased franchise pipeline to 249 hotels, representing approximately 23,300 additional rooms, and signed 12 franchise agreements, including locations in San Francisco, California and in Frisco, Texas, one of the fastest-growing cities in the U.S., adjacent to Toyota Stadium, home of Major League Soccer’s FC Dallas

•	Continued to generate strong cash flow

•	Reported Net Income of $1.6 million and Adjusted Net Income of $4.5 million; Net Income per Share was $0.01 and Adjusted Earnings per Share was $0.04

Overview

“The year is off to a solid start at La Quinta.  We continued to make progress on our key strategic initiatives to drive consistency in our product and in the delivery of an outstanding guest experience, as well as to drive increased engagement with the La Quinta brand. We strongly believe that these initiatives put La Quinta on a path to delivering long-term profitable growth for our shareholders. During the first quarter, we grew RevPAR, including a positive contribution from our properties in the STR-defined “oil tracts,” and continued to see significant improvement in our guest satisfaction scores, which led us to our third consecutive quarter of market share growth.  We also added to a strong pipeline that will allow us to further expand our reach into new markets and take advantage of our unique growth opportunity in the industry.  Our repositioning efforts are well underway and we are encouraged by the early positive results we are seeing.  The investments we are making in our people, our product, and the overall guest experience are taking hold – and our guests are taking notice.” said Keith A. Cline, President and Chief Executive Officer of La Quinta.

Mr. Cline continued, “We announced in January that we are pursuing the separation of our real estate business from our franchise and management businesses, and we continue to make progress toward this opportunity while also keeping a keen focus on driving our key strategic initiatives.  This potential separation, which will involve the spinning off of our owned real estate assets into a separate publicly-traded company, could allow us to take advantage of growth opportunities that naturally flow from each business model and may prove to be the best path to maximizing the return on our investments in capital and people.”

Financial Overview

For the first quarter of 2017, the Company grew system-wide comparable RevPAR 2.8 percent over the same period of 2016, driven by 4.7 percent growth in its franchise locations and 0.9 percent growth in its owned hotels.  The Company’s 2017 first quarter performance was positively impacted by the performance in the STR-defined “oil tracts,” which added 24 basis points to system-wide comparable RevPAR results, as compared to the first quarter of 2016.  The Company grew franchise and other fee-based revenue 8.0 percent in the first quarter of 2017 over the prior year period and reported its third consecutive quarter of market share growth, as evidenced by a 150 basis point improvement in RevPAR index over the prior year period.

For the first quarter of 2017, the Company reported net income of $1.6 million and adjusted net income of $4.5 million.  Net Income per Share was $0.01 and Adjusted Earnings per Share was $0.04.

Total Adjusted EBITDA for the first quarter of 2017 was approximately $72 million, reflecting the sale of owned hotels in 2016 and early 2017 that contributed EBITDA of approximately $2.5 million in first quarter of 2016, which did not recur in 2017.  Consistent with Company expectations, total Adjusted EBITDA was also impacted, in large part, by competitive wage pressures and increased labor needs in its owned hotel portfolio, as well as the elevated presence of third-party booking agents in its channel mix as compared to the prior year.

The Company’s system-wide portfolio, as of March 31, 2017, is located across 48 states in the U.S., as well as in Canada, Mexico, Honduras and Colombia. The portfolio includes:

	March 31, 2017		March 31, 2016
	# of hotels	# of rooms	# of hotels	# of rooms
Owned (1)	318	40,700	340	43,400
Joint Venture	1	200	1	200
Franchised(2)	570	46,500	545	44,100
Totals	889	87,400	886	87,700

(1)

As of March 31, 2017 and 2016, Owned included three hotels (400 rooms) and 14 hotels (1,500 rooms), respectively, designated as assets held for sale, which are subject to definitive purchase agreements.

(2)

As of March 31, 2017 and 2016, Franchised included four hotels (500 rooms) and one hotel (100 rooms), respectively, under temporary franchise agreements related to formerly owned hotels which are in the process of leaving the system.

The results of operations for the Company for the three months ended March 31, 2017 and 2016 include the following highlights  ($ in thousands, except per share amounts):

	Three months ended March 31,
	2017 (1)	2016	% Change
Total Revenue	$234,272	$241,771	-3.1%
Franchise and Management Segment Adj. EBITDA	26,714	26,220	1.9%
Owned Hotels Segment Adj. EBITDA	58,721	68,253	-14.0%
Total Adj. EBITDA	71,950	84,297	-14.6%
Total Adj. EBITDA margin	30.7%	34.9%
Operating Income (Loss)	23,972	(45,520)	NM	(2)
Operating Income Margin	10.2%	-18.8%
Adj. Operating Income	28,803	37,823	-23.8%
Adj. Operating Income Margin	12.3%	15.6%

(1)	The Company sold three owned hotels during the three months ended March 31, 2017. During the year ended December 31, 2016, the Company sold 19 owned hotels.
(2)	Change in terms of percentage is not meaningful.

	Three months ended		Three months ended
	March 31, 2017		March 31, 2016		% Change
	Net Income	Basic and Diluted EPS	Net (Loss) Income	Basic and Diluted EPS	Net (Loss) Income		Basic and Diluted EPS
Net Income (Loss) Attributable to La Quinta Holdings’ stockholders	$1,589	$0.01	$(38,775)	$(0.31)	NM	(1)	NM	(1)
Adjusted Net Income Attributable to La Quinta Holdings’ stockholders	$4,488	$0.04	$11,231	$0.09	-60.0%		-55.6%

(1)	Change in terms of percentage is not meaningful.

Comparable hotel statistics	Three months ended March 31, 2017	Variance three months ended March 31, 2017 vs. 2016
Owned hotels
Occupancy	63.0%	-25	bps
ADR	$86.17	1.3%
RevPAR	$54.32	0.9%
Franchised hotels
Occupancy	63.1%	220	bps
ADR	$89.18	1.1%
RevPAR	$56.29	4.7%
System-wide
Occupancy	63.1%	98	bps
ADR	$87.69	1.2%
RevPAR	$55.31	2.8%

	Three months ended March 31, 2017	Variance three months ended March 31, 2017 vs. 2016
RevPAR Index(1)	95.0%	150 bps

(1)	Information based on the STR competitive set of hotels existing as of March 31, 2017.

Development

During the first quarter of 2017, the Company opened a total of nine franchised hotels (approximately 800 rooms). These nine openings, together with five terminations, led the Company to a net increase of four franchised hotels during the quarter. The elevated level of franchise terminations was in keeping with the Company’s overall strategy to drive consistency in its product. As of March 31, 2017 the Company had a pipeline of 249 franchised hotels totaling approximately 23,300 rooms, to be located in the United States, Mexico, Colombia, Nicaragua, Guatemala, Chile, and El Salvador.

Owned Hotel Portfolio

During the first quarter of 2017, the Company completed the sale of three owned hotels. The sale of these hotels generated $22.0 million in proceeds, net of selling costs.  As of March 31, 2017, the Company had three hotels held for sale.

Balance Sheet and Liquidity

As of March 31, 2017, the Company had approximately $1.7 billion of outstanding indebtedness with a weighted average interest rate of approximately 4.3%, including the impact of an interest rate swap.  Total cash and cash equivalents was $161.5 million as of March 31, 2017.

Outlook

Based upon management’s current estimates, the Company is reaffirming its guidance for the full year 2017:

Guidance
RevPAR growth on a system-wide comparable hotel basis	0.00 percent to 2.00 percent
Adjusted EBITDA	$320 million to $340 million

Please see the schedules to this press release for a reconciliation of Adjusted EBITDA to Adjusted Net Income (Loss) Attributable to La Quinta Holdings’ stockholders.  A reconciliation of Adjusted EBITDA to the closest GAAP financial measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to impairment charges, gains or losses on sales of assets, and secondary offering expenses excluded from these non-GAAP financial measures.  For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on its future GAAP financial results.

Webcast and Conference Call

La Quinta Holdings Inc. will host a conference call to discuss first quarter 2017 results on Wednesday, May 3, 2017 at 5:30 p.m. Eastern Time. Participants may listen to the live webcast by dialing (844) 395-9252, or (478) 219-0505 for international participants, and enter passcode 5486331, or by logging onto the La Quinta Investor Relations website at www.lq.com/investorrelations. Participants are encouraged to dial into the call or link to the webcast at least fifteen minutes prior to the scheduled start time.

The replay of the call will be available from approximately 8:00 p.m. Eastern Time on May 3, 2017 through midnight Eastern Time on May 10, 2017. To access the replay, the domestic dial-in number is (855) 859-2056, the international dial-in number is (404) 537-3406, and the passcode is 5486331. The archive of the webcast will be available on the Company's website for a limited time.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business, its financial results, its liquidity and capital resources, the outcome of the Company’s strategic initiatives and the potential separation of its businesses and other non-historical statements, including the statements in the “Outlook” section of this press release. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Non-GAAP Financial Measures

The Company refers to certain non-GAAP financial measures in this press release including Adjusted EBITDA, Adjusted EBITDA margins, Segment Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share. Please see the schedules to this press release for additional information and reconciliations of such non-GAAP financial measures for historical periods.

About La Quinta Holdings Inc.

La Quinta Holdings Inc. (LQ) is a leading owner, operator and franchisor of select-service hotels primarily serving the upper-midscale and midscale segments. The Company’s owned and franchised portfolio consists of more than 885 properties representing approximately 87,400 rooms located in 48 states in the U.S., and in Canada, Mexico, Honduras and Colombia. These properties operate under the La Quinta Inn & Suites™, La Quinta Inn™ and LQ Hotel™ brands. La Quinta’s team is committed to providing guests with a refreshing and engaging experience. For more information, please visit: www.LQ.com.

From time to time, La Quinta may use its website as a distribution channel of material company information. Financial and other important information regarding the Company is routinely accessible through and posted on its website at www.lq.com/investorrelations. In addition, you may automatically receive email alerts and other information about La Quinta when you enroll your email address by visiting the Email Notification section at www.lq.com/investorrelations.

Contacts:

Investor Relations

214-492-6896

investor.relations@laquinta.com

Media:

Kristin Hays and Teresa Ferguson

214-492-6937

Teresa.Ferguson@laquinta.com

LA QUINTA HOLDINGS INC.

BALANCE SHEETS

(in thousands, except share data)

	March 31, 2017	December 31, 2016
ASSETS	(unaudited)
Current Assets:
Cash and cash equivalents	$161,495	$160,596
Accounts receivable, net of allowance for doubtful accounts of $4,038 and $4,022	42,723	45,337
Assets held for sale	9,048	29,544
Other current assets	13,126	9,943
Total Current Assets	226,392	245,420
Property and equipment, net of accumulated depreciation	2,471,413	2,456,780
Intangible assets, net of accumulated amortization	176,747	177,002
Other non-current assets	13,702	13,321
Total Non-Current Assets	2,661,862	2,647,103
Total Assets	$2,888,254	$2,892,523
LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$17,514	$17,514
Accounts payable	38,114	38,130
Accrued expenses and other liabilities	68,061	64,581
Accrued payroll and employee benefits	32,905	38,467
Accrued real estate taxes	12,977	21,400
Total Current Liabilities	169,571	180,092
Long-term debt	1,679,423	1,682,436
Other long-term liabilities	27,525	29,130
Deferred tax liabilities	346,636	343,028
Total Liabilities	2,223,155	2,234,686
Commitments and Contingencies
Equity:
Preferred Stock, $0.01 par value; 100,000,000 shares authorized and none outstanding as of March 31, 2017 and December 31, 2016	—	—
Common Stock, $0.01 par value; 2,000,000,000 shares authorized at March 31, 2017 and December 31, 2016; 132,450,118 shares issued and 117,488,784 shares outstanding as of March 31, 2017 and 131,750,715 shares issued and 116,790,470 shares outstanding as of December 31, 2016	1,325	1,318
Additional paid-in-capital	1,169,583	1,165,651
Accumulated deficit	(294,417)	(296,006)
Treasury stock at cost, 14,961,334 shares at March 31, 2017 and 14,960,245 shares at December 31, 2016	(209,539)	(209,523)
Accumulated other comprehensive loss	(4,594)	(6,372)
Noncontrolling interests	2,741	2,769
Total Equity	665,099	657,837
Total Liabilities and Equity	$2,888,254	$2,892,523

LA QUINTA HOLDINGS INC.

STATEMENTS OF OPERATIONS

(in thousands)

	Three months ended March 31,
	2017	2016
	(unaudited)
REVENUES:
Room revenues	$199,744	$209,473
Franchise and other fee-based revenues	23,978	22,192
Other hotel revenues	4,796	4,831
	228,518	236,496
Brand marketing fund revenues from franchise properties	5,754	5,275
Total Revenues	234,272	241,771
OPERATING EXPENSES:
Direct lodging expenses	100,334	98,912
Depreciation and amortization	36,040	38,297
General and administrative expenses	35,438	25,998
Other lodging and operating expenses	14,060	15,682
Marketing, promotional and other advertising expenses	18,536	19,784
Impairment loss	—	83,343
Loss on sales	138	—
	204,546	282,016
Brand marketing fund expenses from franchise properties	5,754	5,275
Total Operating Expenses	210,300	287,291
Operating Income (Loss)	23,972	(45,520)
OTHER INCOME (EXPENSES):
Interest expense, net	(19,980)	(20,306)
Other (expense) income	(24)	983
Total Other (Expenses) Income, net	(20,004)	(19,323)
Income (Loss) Before Income Taxes	3,968	(64,843)
Income tax (expense) benefit	(2,290)	26,119
NET INCOME (LOSS)	1,678	(38,724)
Less: net income attributable to noncontrolling interests	(89)	(51)
Net Income (Loss) Attributable to La Quinta Holdings’ Stockholders	$1,589	$(38,775)

RECONCILIATIONS

The tables below provide a reconciliation of EBITDA and Adjusted EBITDA to Net (Loss) Income, a reconciliation of Adjusted Operating Income to Operating Income, a reconciliation of Adjusted Net Income and Adjusted Earnings Per Share to Net (Loss) Income and Earnings Per Share, and a reconciliation of Adjusted EBITDA to Adjusted Net Income with respect to the Company’s outlook. The Company believes this financial information provides meaningful supplemental information. The Company further believes the presentation of Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted Earnings Per Share provides meaningful information because it excludes the impact of certain special items and/or certain items that are not expected to have an ongoing effect on its operations. This represents how management views the business and reviews its operating performance. It is also used by management when publicly providing the business outlook.

“EBITDA” and “Adjusted EBITDA.” Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a commonly used measure in many industries. The Company adjusts EBITDA when evaluating its performance because the Company believes that the adjustment for certain items, such as restructuring and acquisition transaction expenses, impairment charges related to long-lived assets, non-cash equity-based compensation, discontinued operations, and other items not indicative of ongoing operating performance, provides useful supplemental information to management and investors regarding its ongoing operating performance. The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors about it and its financial condition and results of operations for the following reasons: (i) EBITDA and Adjusted EBITDA are among the measures used by the Company’s management team to evaluate its operating performance and make day-to-day operating decisions; and (ii) EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors, lenders and other interested parties as a common performance measure to compare results or estimate valuations across companies in the Company’s industry.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP, have limitations as analytical tools and should not be considered either in isolation or as a substitute for net (loss) income, cash flow or other methods of analyzing the Company’s results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company’s working capital needs;
•	EBITDA and Adjusted EBITDA do not reflect the Company’s interest expense, or the cash requirements necessary to service interest or principal payments, on its indebtedness;
•	EBITDA and Adjusted EBITDA do not reflect the Company’s tax expense or the cash requirements to pay its taxes;
•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•	EBITDA and Adjusted EBITDA do not reflect the impact on earnings or changes resulting from matters that the Company considers not to be indicative of its future operations;
•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in the Company’s industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to the Company to reinvest in the growth of its business or as measures of cash that will be available to the Company to meet its obligations.

“Adjusted EBITDA margin” represents the ratio of Adjusted EBITDA to total revenues.

“Adjusted operating (loss) income” represents the Company’s reported operating (loss) income, adjusted to exclude the impact of items not indicative of ongoing operating performance. Adjusted operating (loss) income is presented to provide additional perspective on underlying trends in the Company’s operating results.

“Adjusted Net Income” and “Adjusted Earnings Per Share” are not recognized terms under U.S. GAAP and should not be considered as alternatives to net (loss) income, earnings per share, or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, the Company’s definitions of Adjusted Net Income and Adjusted Earnings Per Share may not be comparable to similarly titled measures of other companies.

Adjusted Net Income and Adjusted Earnings Per Share are included to assist investors in performing meaningful comparisons of past, present and future operating results and as a means of highlighting the results of the Company’s ongoing operations in a comparable format.

ADJUSTED EBITDA NON-GAAP RECONCILIATION

(unaudited, in thousands)

	Three months ended March 31, 2017	Three months ended March 31, 2016
Operating income (loss)	$23,972	$(45,520)
Interest expense, net	(19,980)	(20,306)
Other (expense) income	(24)	983
Income tax (expense) benefit	(2,290)	26,119
Income from noncontrolling interest	(89)	(51)
Net Income (Loss) attributable to La Quinta Holdings’ Stockholders	1,589	(38,775)
Interest expense	20,108	20,364
Income tax expense (benefit)	2,290	(26,119)
Depreciation and amortization	36,257	38,525
Noncontrolling interest	89	51
EBITDA	60,333	(5,954)
Impairment loss	—	83,343
Loss on sales	138	—
Gain related to casualty disasters	(1,928)	(669)
Equity based compensation	3,943	2,490
Amortization of software service agreements	2,359	2,147
Other losses, net	7,105	2,940
Adjusted EBITDA	$71,950	$84,297

SEGMENT REVENUES AND ADJUSTED EBITDA RECONCILIATION

(unaudited, in thousands)

	Three months ended March 31, 2017	Three months ended March 31, 2016
Revenues
Owned Hotels	$205,635	$215,555
Franchise and management	26,714	26,220
Segment revenues	232,349	241,775
Other fee-based revenues from franchised properties	5,754	5,275
Corporate and other	28,783	29,123
Intersegment elimination	(32,614)	(34,402)
Total revenues	$234,272	$241,771
Adjusted EBITDA
Owned Hotels	$58,721	$68,253
Franchise and management	26,714	26,220
Segment Adjusted EBITDA	85,435	94,473
Corporate and other	(13,485)	(10,176)
Total Adjusted EBITDA	$71,950	$84,297

ADJUSTED OPERATING INCOME NON-GAAP RECONCILIATION

(unaudited, in thousands)

	Three months ended March 31, 2017	Three months ended March 31, 2016
Operating income (loss)	$23,972	$(45,520)
Impairment loss	—	83,343
Retention plan	2,550	—
Reorganization costs	2,143	—
Loss on sales	138	—
Adjusted operating income	$28,803	$37,823

ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE

NON-GAAP RECONCILIATION

(unaudited, in thousands, except per share data)

	Three months ended March 31, 2017		Three months ended March 31, 2016

	Net (Loss) Income	Basic and Diluted (Loss) Earnings Per Share	Net (Loss) Income	Basic and Diluted (Loss) Earnings Per Share
Net Income (Loss) attributable to La Quinta Holdings’ Stockholders	$1,589	0.01	$(38,775)	$(0.31)
Impairment loss	—	—	83,343	0.67
Retention plan	2,550	0.03	—	—
Reorganization costs	2,143	0.02	—	—
Loss on sales	138	—	—	—
Tax impact of adjustments	(1,932)	(0.02)	(33,337)	(0.27)
Adjusted Net Income attributable to La Quinta Holdings’ Stockholders	$4,488	0.04	$11,231	$0.09
Weighted average common shares outstanding, basic		115,936		123,615
Weighted average common shares outstanding, diluted		116,368		123,615

ADJUSTED EBITDA NON-GAAP RECONCILIATION

OUTLOOK: FORECASTED 2017

(unaudited, in thousands)

	Year Ending December 31, 2017
	Low Case	High Case
Adjusted Net income attributable to La Quinta Holdings’ Stockholders (1)	$40,020	$52,020
Interest expense (2)	85,000	85,000
Income tax provision	26,680	34,680
Depreciation and amortization (3)	152,000	152,000
Noncontrolling interest	300	300
EBITDA	304,000	324,000
Share based compensation expense (4)	16,000	16,000
Adjusted EBITDA	$320,000	$340,000

(1)

This table provides a reconciliation of forward-looking forecasted Adjusted EBITDA to Adjusted Net income attributable to La Quinta Holdings’ stockholders that excludes the impact of certain items that are not expected to have an ongoing effect on the Company’s operations.

(2)

Includes interest expense for $1.7 billion of outstanding indebtedness with a weighted average interest rate of approximately 4.3%, including the impact of an interest rate swap, commitment fees for the undrawn balance of the Company’s revolving credit facility, and amortization of deferred financing costs.

(3)	Includes the amortization of software service agreements.
(4)	Reflects equity based compensation expense.

LA QUINTA HOLDINGS INC.

CERTAIN DEFINED TERMS

“ADR” or “average daily rate” means hotel room revenues divided by total number of rooms sold in a given period.

“comparable hotels” means hotels that: were active and operating in the Company’s system for at least one full calendar year as of the end of the applicable period and were active and operating as of January 1st of the previous year; except for (i) hotels that sustained substantial property damage or other business interruption, (ii) owned hotels that become subject to a purchase and sale agreement, or (iii) hotels in which comparable results are otherwise not available.. Management uses comparable hotels as the basis upon which to evaluate ADR, occupancy, RevPAR and RevPAR Index on a system-wide basis and for each of the Company’s reportable segments.

“occupancy” means the total number of rooms sold in a given period divided by the total number of rooms available at a hotel or group of hotels.

“RevPAR” or “revenue per available room” means the product of the ADR charged and the average daily occupancy achieved.

“RevPAR Index” measures a hotel’s fair market share of its competitive set’s revenue per available room.

“system-wide” refers collectively to the Company’s owned, franchised and managed hotel portfolios.